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                                                                  EXHIBIT 12

              Loewen Group Board to Review Service Corporation
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                             Announcement
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     VANCOUVER, British Columbia, Oct. 2 -- The Loewen Group Inc. (NYSE: LWN)
announced today that the Loewen Board of Directors will review Service Corporation International's (SCI) October 2 announcement concerning an exchange offer and will respond in due course.

     The Company also said that it has asked its legal and financial advisors to review SCI's announcement in light of the regulatory, industry and financial issues posed by SCI's bid.

     "The Company will advise its shareholders of our position as to the offer following the Board meeting," stated Raymond L. Loewen, chairman and chief executive officer. "We ask our shareholders to take no action with respect to their shares until the Company's position has been announced."

SOURCE  The Loewen Group Inc.

     CONTACT:  David A. Laundy of The Loewen Group Inc., 604-293-7857; or Thomas
C. Franco of Broadgate Consultants, Inc., 212-229-2222

LANGUAGE: ENGLISH

LOAD-DATE:  October 3, 1996